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                                                                   EXHIBIT 10.12


May 10, 2002


Bob Dunlap
3753 Harbor Acres Lane
Jacksonville, FL 32257

RE:      Hamilton Bank Bonus/Compensation/Stock Agreement

Dear Bob:

Thank you for all your efforts for Intrepid Capital. Everyone here is in total admiration of your skills, your organization, your intellect, your dedication to the task, and your willingness to be removed from your family temporarily.

I appreciate very much your outlining a five-and six-month bonus calculation, as well as your willingness to consider cash, stock options, and deferred compensation as elements of a bonus.

Bob, I asked Mike to review your work to be sure that we are not overlooking anything in our discussion. He suggested that we add interest, etc., and bonuses to others in our calculation.

I fully appreciate your suggested 40% of net and the fact that it is net versus other current arrangements, but I do want to point out some dissimilar aspects just to fully develop our conversation. The typical 40% payout person has no guaranteed income or salary, requires no company financing or substantial risk, or employing multiple other people, and the attendant insurance, etc.

Regardless of that, I'm glad that we got together in a very lean period for us in November 2000, and I'm obviously thrilled that our association led to the Hamilton Bank and the pending acquisition of First Bank of Jacksonville. It has been a terrific relationship to date, and I think the future will outshine the past.

Having said all that, let me propose a three-pronged and possibly four-pronged approach to a bonus arrangement that fully rewards your efforts:

         1.       Cash - $300,000 payable $100,000 immediately (May 15, 2002)
                  and the balance as you desire and in no case later than the final FDIC payment on the original Hamilton Bank contract.

         2. Deferred Income - $300,000 payable $100,000 per year for the years 2003, 2004, and 2005, payable $25,000 per quarter on the first payroll in each quarter.

         3. Stock Options - An option to buy up to 200,000 shares of Intrepid stock at $2/per share. (This is our standard employee stock option plan.)

All of these elements are in addition to other compensation anticipated for running First Bank or other duties that you may undertake at the conclusion of the Hamilton Bank obligation.

         4. Additional Long-term Deferred Compensation Potential - After the risk exposure is lessened in the First Bank acquisition, the use of the life insurance contract to help fund an income to you and/or your family in the event of death, disability, or retirement. This is a fairly typical non-
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                  qualified deferred compensation agreement in which the
                  payments to you or your family are deductible and ultimately the proceeds are tax-free to Intrepid. This plan is not currently in place, but it is my thought that on a selected basis, this can be a valuable additional element in key person compensation.

Let's try to get to an agreement today so that the Intrepid share price doesn't impact you adversely.

Again, thank you for a truly yeoman performance!

Warmest regards,

/s/ Forrest Travis

Forrest Travis
President and CEO               ACKNOWLEDGED AND AGREED TO:
/lb

                                 /s/ Robert B. Dunlap             5/10/02
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                                Robert B. Dunlap                   date



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